Exhibit 99.1

Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS

Southborough, Mass. April 27, 2010..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported net income of $27,000, or $0.01 per share, for the second quarter ended April 3, 2010, compared with a net loss of $293,000, or $0.09 per share, last year.

Second quarter fiscal 2010 compared to second quarter fiscal 2009

•
Sales of $6,171,000 were $1,288,000 higher than in the second quarter last year. Foreign currency fluctuations increased reported sales in the second fiscal quarter by $226,000; this was mainly due to a stronger US Dollar compared to both the British Pound and the Euro in the prior year period. Excluding the impact of foreign currency, shipment volumes were $1,062,000 higher than last year, caused by improved demand in the Company’s traditional markets and sales of new products to new applications.

•
Operating income of $63,000 was $537,000 better than the $474,000 loss reported for the second quarter last year, despite the impact of adverse foreign currency fluctuations of $244,000, when the Company took a $303,000 restructuring charge. The increase in operating income was due to a combination of higher demand for the Company’s products and lower operating expenses, offset by the impact of adverse foreign currency fluctuations.

•	Foreign currency fluctuations reduced pretax income by $329,000 in the quarter, compared to a reduction of $61,000 in the same period last year.

•	The Company recorded a net profit for the second fiscal quarter of $27,000 compared to a net loss of $293,000 in the second quarter of last year.

•	Net income per share for the quarter was $0.01 compared to a net loss per share of $0.09 last year.

Six months year-to-date 2010 compared to 2009

•	Revenue of $12,532,000 was $822,000 higher than last year; volumes shipped were 3% higher and currency fluctuations increased reported revenue by a further 4%.

•	Operating income was $224,000 compared to an operating loss of $401,000 last year, an improvement of $625,000.

•	Net income for the first six fiscal months was $186,000 compared to a net loss of $434,000 last year.

•	Fully diluted net income per share was $0.06 in the first six months compared to a fully diluted net loss per share of $0.13 in fiscal 2009.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicles’ power source. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other electrically powered vehicles.

Second Quarter 2010 Financial Highlights (unaudited)
     (in thousands except per share data)

	Three months ended		Six months ended

	April 3 2010	March 28 2009	April 3 2010	March 28 2009

Net sales	$6,171	$4,883	$12,532	$11,710

Operating / Income /(Loss)	63	(474)	224	(401)

Income / (Loss) before income taxes	41	(410)	287	(628)

Net Income / (Loss)	$27	$(293)	$186	$(434)

Basic Income / (Loss) per share	$0.01	$(0.09)	$0.06	$(0.13)

Diluted Income / (Loss) per share	$0.01	$(0.09)	$0.06	$(0.13)

Cash dividend per share	$-	$-	$-	$-

Average shares outstanding	3,277	3,243	3,265	3,235

Summarized Balance Sheet Data

	(in thousands of dollars)
	April 3, 2010 (unaudited)	September 30, 2009 (derived from audited statements)

Cash and cash equivalents	$1,312	$632
Receivables	4,871	3,383
Inventories	4,541	4,723
Prepaid expenses and other current assets	976	1,398
Total current assets	11,700	10,136
Long-term assets	6,438	6,674
Total assets	$18,138	$16,810

Current liabilities	$4,715	$3,341
Liability for pension benefits	7,106	7,166
Other long-term liabilities	46	48
Stockholders’ equity	$6,271	$6,255
Total liabilities and stockholders’ investment	$18,138	$16,810